Exhibit 2.1(b)
FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT
This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of September 25, 2025, by and between Green Plains Obion LLC, a Tennessee limited liability company (“Seller”), and POET Biorefining – Obion, LLC, a South Dakota limited liability company (“Buyer” and together with Seller, the “Parties”).
WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement dated August 22, 2025 (the “Agreement”); and
WHEREAS, the Parties desire to amend the Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.
2.    Amendment to Section 3.1. The last sentence of Section 3.1 is hereby replaced in its entirety with the following:
“Unless otherwise agreed in writing by the Parties, the Closing shall be effective as of 11:59:59 p.m. Central Standard Time or Central Daylight Time (as in effect on the applicable day) on the Closing Date (the “Effective Time”).”
3.    Amendment to Section 4.12. The following is added to the Agreement as a new Section 4.12(m):
“(m)    No Encumbrances or other matters have been recorded on the Real Property that are not reflected in the First American Title Insurance Commitment File Number TTN982900A with an effective Commitment Date of July 15, 2025 at 8:00am The Parties acknowledge that Green Plains SPE LLC, Green Plains Inc., certain other guarantors party thereto and Wilmington Trust, N.A entered into an Amended and Restated Indenture dated August 10, 2025 (the “Amended Indenture”) but that such Amended Indenture did not result in any additional Encumbrances to the Real Property and the Amended Indenture will be paid off at Closing.”
4.    Schedule 1A. Schedule 1A to the Agreement is hereby deleted in its entirety and replaced with Schedule 1A attached hereto.
5.    Schedule 2.1(h)-1. Schedule 2.1(h)-1 to the Agreement is hereby deleted in its entirety and replaced with Schedule 2.1(h)-1 attached hereto.
6.    Exhibit B. Exhibit B to the Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

7.    Full Force and Effect. Except as expressly provided herein or as amended in writing on the date hereof, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall form a part of the Agreement and each Party to the Agreement shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.
8.    Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN, AND SHALL BE SUBJECT TO THE VENUE AND WAIVER OF JURY TRIAL PROVISIONS OF, THE AGREEMENT.
9.    Counterparts; Electronic Signatures. This Amendment may be executed in multiple counterparts and all counterparts taken together shall constitute one complete agreement. This Amendment shall not be modified or amended in any respect unless such amendment or modification is in writing executed by the parties to this Amendment. Scanned signatures to this Amendment shall have the same binding effect as production of original signatures.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date first above written.

SELLER:

GREEN PLAINS OBION LLC

By: /s/ Michelle Mapes
Name: Michelle Mapes
Title: Chief Legal & Administration Officer

BUYER:

POET BIOREFINING – OBION, LLC

By: /s/ Jeff Lautt
Name:    Jeff Lautt
Title: President & Chief Operating Officer